March 20, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of International Leaders Capital Corporation’s Form 8-K dated March 20, 2019, and we agree with the statements concerning our firm made therein. We have no basis on which to agree or disagree with other statements made by the Company in Item 4.01(b).

Yours truly,

/s/ Weinberg & Company, P.A.

Los Angeles, California

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